Exhibit 99.1

Gladstone Investment Announces Monthly Distributions for January, February and March of $0.08 per Common Share

MCLEAN, Va.--(BUSINESS WIRE)--January 13, 2009--Gladstone Investment Corp. (NASDAQ:GAIN) (the “Company”) announced today that the Board of Directors maintained the Company’s current distribution rate by declaring monthly distributions of $0.08 per common share for each of the months of January, February and March of 2009. Monthly distributions will be payable as set forth in the table below. The monthly distributions equate to a quarterly distribution of $0.24 and an annual distribution of $0.96 at the current rate.

Summary Table for Common Stock Distributions for the Quarter Ending March 31, 2009:
Declared	X-Date	Record Date	Payment Date	Amount
January 13	January 20	January 22	January 30	$0.08
January 13	February 17	February 19	February 27	$0.08
January 13	March 19	March 23	March 31	$0.08
Total for the Quarter: $0.24

In addition, preliminary estimates of the fair value of the investment portfolio shows the portfolio had a decrease of about 2% in fair value for the quarter ended December 31, 2008. The final numbers may be adjusted and will be reported in our Form 10-Q report in February 2009.

Gladstone Investment offers a Dividend Reinvestment Plan (DRIP). For more information regarding the DRIP, please visit our website at www.GladstoneInvestment.com.

In order to comply with the requirements of Section 19(a) of the Investment Company Act of 1940, as amended, the Company will post a Section 19(a) notice through the Depository Trust Company’s Legal Notice System (LENS) and send out to its registered shareholders a Section 19(a) notice along with the payment of dividends declared for the months of January, February and March. This notice will not be for tax reporting purposes and will be provided only for informational purposes.

Gladstone Investment Corporation is an investment company that seeks to achieve returns of current income from senior, subordinated and mezzanine debt, and capital gains from preferred stock and warrants to purchase common stock in connection with buyouts and recapitalizations of small and mid-sized companies. For more information please visit our website at www.GladstoneInvestment.com.

For further information contact Investor Relations at 703-287-5893.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimates,” ”projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 4, 2008 . The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Investment Corp.
Kerry Finnegan, 703-287-5893